Exhibit 2.6

December 22, 2000

Mr. Alfred Lam Managing Director AGI Logistics (H.K.) Ltd. Unit D, 11/F, Garment Centre No. 576-586 Castle Peak Road Cheung Sha Wan, Kowloon Hong, Kong

             Re: Extension Agreement

Dear Alfred,

             We have agreed that it is in our mutual best interests to extend the term of the June 1, 2000, Consulting Agreement between AGI Logistics (H.K.), Ltd. and P.C.M.A., Inc., the final performance date of the July 25, 2000 Stock Purchase Agreement between the Buyers listed in Exhibit A thereto and the Sellers listed in Exhibit B thereto, and the due dates of the related promissory notes. The extensions are intended to provide time for:

        (1)  acquisition of Airgate International Corporation by Pacific CMA, Inc.,

        (2)  completion of due diligence and financial audits required for Pacific CMA, Inc. to prepare, file and obtain SEC approval of an SB-2 registration statement, and

        (3)  preparation and filing of a Form 2-11 with, and approval by, NASD Regulation, Inc. for one of its member firms to publish bid and asked quotations for the issued and outstanding common stock of Pacific CMA, Inc. on the OTC Bulletin Board.

             In consideration of these objectives, the term of the Consulting Agreement and the final performance date of the Stock Purchase Agreement shall be, and are hereby, extended to May 31, 2001. In addition, the reference to December 31, 2000, in each of the June 1, 2000 note payable by AGI Logistics (H.K.) Ltd. to PCMA, Inc., in the principal amount of $175,000, and the July 25, 2000 note payable by Alfred Lam to Frascona, Joiner, Goodman & Greenstein, P.C., in the principal amount of $45,000, is hereby modified to read “May 31, 2001.” All other terms of the Consulting Agreement, Stock Purchase Agreement, and the notes not inconsistent with this letter agreement shall remain unchanged. Further extensions shall be subject to mutual agreement of the parties. For the convenience of the parties, this letter agreement may be executed in counterparts.

             Please acknowledge your acceptance of the above terms by your signature below.

Best regards,
/s/ Thomas K. Russell

Thomas K. Russell, President P.C.M.A., Inc.

Mr. Alfred Lam December 22, 2000 Page 2

Alfred Lam, Managing Director, Date AGI Logistics (H.K.) Ltd.	Alfred Lam Date

Mark DiSalvo Date	Grant W. Peck Date

Frank Jackson Date	Dean Sessions Date

Gary S. Joiner Date	John Stearns Date

Jay Lutsky Date	Richard Stearns Date

Scott Olson Date